PURCHASE AGREEMENT
Bridgeway ETF Trust (the “Trust”), a Delaware statutory trust, and The Bridgeway Special Purpose Trust (“BPT”) hereby agree as follows:
1.
The Trust hereby offers to sell to BPT, and BPT hereby agrees to purchase, 10,000 shares of the following series of the Trust at a price of $10 per share: Bridgeway Emerging Markets Core Equity ETF. The Trust hereby acknowledges receipt from BPT of funds in full payment for the foregoing shares.

2.
The shares are to be purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

3.
BPT represents and warrants to the Trust that the foregoing shares are being acquired for investment purposes only and that it has no present intention of redeeming or reselling the shares so acquired.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties herein have executed this Purchase Agreement as of the 28th day of May, 2026.

BRIDGEWAY ETF TRUST

/s/ Amanda Wachsmuth Heavens
Name:	Amanda Wachsmuth Heavens
Title:	Secretary

THE BRIDGEWAY SPECIAL PURPOSE TRUST

/s/ John Montgomery
Name:	John N. R. Montgomery
Title:	Trustee